UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2016

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On July 20, 2016, Monarch Casino & Resort, Inc. (the “Company”) entered into the Third Amended and Restated Credit Agreement with Wells Fargo Bank, N.A., as administrative agent and certain banks (the “New Credit Facility”). The New Credit Facility amends and restates the Company’s $100 million credit facility, dated as of November 15, 2011 (filed as Exhibit 10.04 to the Company’s Form 10-K filed on March 14, 2012) (the “Old Credit Facility”). As of July 19, 2016, the Company had $35 million outstanding principal balance under the Old Credit Facility; this balance, along with various costs related to the preparation and closing of the New Credit Facility, were carried into the New Credit Facility at closing, and reclassified as long-term debt.

The New Credit Facility extends the maturity date of the Old Credit Facility from November 15, 2016 to July 20, 2021. In addition, the New Credit Facility increases the facility size to $250 million of aggregate commitments. The Company may use borrowings from the New Credit Facility to pay for costs related to the previously announced expansion project at its Monarch Casino Black Hawk in Black Hawk, Colorado (the “Expansion Project”), and for working capital needs, general corporate purposes, and ongoing capital expenditure requirements.

The total aggregate commitment under the New Credit Facility will be reduced to $50 million in the first full quarter after completion of the Expansion Project and all outstanding revolving loans thereunder will be converted to a term loan at such time. The Company may be required to prepay borrowings under the New Credit Facility using excess cash flows depending on the Company’s leverage ratio no later than December 31, 2019. The interest rate under the New Credit Facility is LIBOR (the London Interbank Offered Rate) plus a margin ranging from 1.00% to 2.50%, or a base rate (as defined in the New Credit Facility) plus a margin ranging from 0.00% to 1.50%. The applicable margins will vary depending on the Company’s leverage ratio. Except as described above, the material terms of the Old Credit Facility generally remain unchanged.

The Company’s obligations under the New Credit Facility are secured by a security interest in substantially all of the Company’s assets. Loans outstanding under the Credit Facility may be prepaid in whole or in part at any time, without premium or penalty. The New Credit Facility includes customary covenants and events of default.

The foregoing summary of the  New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the New Credit Facility.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information regarding the New Credit Facility set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

When used in this report and elsewhere by management from time to time, the words “believes,” “anticipates,” “expects,” “estimates,” and similar expressions are intended to identify forward-looking statements with respect to the Company’s financial condition, results of operations and its business including expansion, construction timelines and development activities.  Certain important factors, including, but not limited to, construction risks, competition from other gaming operations, factors affecting the Company’s ability to compete, acquisitions of gaming properties, legalization of additional gaming operations in its markets, leverage, the inherent uncertainty and costs associated with litigation and governmental and regulatory investigations, and licensing and other regulatory risks, could cause the Company’s actual results to differ materially from those expressed in its forward-looking statements.  Any changes in the law that would permit the establishment of gaming operations in or near Denver could materially impact Monarch Casino Black Hawk operations and could alter, delay or cause the Company to reconsider its master development plan to expand the Monarch Casino Black Hawk property.  Further information on potential factors which could affect the Company’s financial condition, results of operations and business including, without limitation, the Company’s expansion, development activities, legal proceedings and employee matters, are included in its filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date thereof.  The Company undertakes no obligation to publicly release any revisions to such forward-looking statement to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: July 21, 2016	/s/ Edwin S. Koenig
Edwin S. Koenig
Chief Accounting Officer